Filed Pursuant to Rule 433

Registration No. 333-202524

FREE WRITING PROSPECTUS

June 4, 2015

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Yield Notes

►	Autocallable Yield Notes (each a “Note” and collectively the “Notes”) linked to the common stock of United States Steel Corporation (the “Reference Stock”)
►	Maturity of one year if not called prior to maturity
►	Annualized monthly coupons of at least 11% per annum (to be determined on the Pricing Date), to be paid in equal monthly installments
►	Contingent return of principal at maturity
►	If the Notes are not called and a Trigger Event occurs, you will receive shares of the Reference Stock if the Final Price is less than the Initial Price; in that case, you will lose all or a portion of your principal amount
►	A Trigger Event occurs if the price of the Reference Stock is below the Trigger Price (which is 60% of the Initial Price) at any time on any trading day during the Observation Period
►	Callable quarterly on or after December 9, 2015 if the price of the Reference Stock is greater than or equal to the Initial Price
►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Notes offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940 and $979 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.60% per $1,000 in Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.10% per $1,000 in Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Yield Notes

Linked to the Common Stock of United States Steel Corporation

Indicative Terms*

Principal Amount	$1,000 per Note
Term	One year if not called prior to maturity
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price on any Call Observation Date on or after December 9, 2015.** In such case, you will receive a cash payment, per $1,000 in Principal Amount, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.**
Reference Asset	The common stock of United States Steel Corporation
Annual Coupon Rate	At least 11% per annum or approximately 0.9167% per month** (to be determined on the Pricing Date).
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 in Principal Amount, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment:

■ If a Trigger Event does not occur or if the Final Price is greater than or equal to the Initial Price, a cash payment of $1,000.

■ If a Trigger Event occurs and the Final Price is less than the Initial Price, the Physical Delivery Amount in shares of the Reference Stock.

Trigger Event	The Trigger Event occurs if the price of the Reference Stock, as reported on the Relevant Exchange at any time during the regular trading session of that exchange, is below the Trigger Price at any time on any scheduled trading day during the Observation Period.**
Trigger Price	60% of the Initial Price.
Physical Delivery Amount	A number of shares of the Reference Stock calculated by dividing the Principal Amount by the Initial Price of the Reference Stock. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Stock.
Final Return	Final Price – Initial Price Initial Price
Trade Date and Pricing Date	June 9, 2015
Original Issue Date	June 12, 2015
Final Valuation Date	June 8, 2016
Maturity Date	June 13, 2016
CUSIP/ISIN	40433B2H0/US40433B2H03

* As more fully described beginning on page FWP-4.

** See page FWP-5 for the Call Observation Dates, Call Payment Dates, Coupon Payment Dates and Observation Period.

The Notes

The Notes may be suitable for investors who believe that the price of the Reference Stock will not decrease below the Trigger Price during the Observation Period or that the Final Price will not be below the Initial Price, and who seek fixed monthly coupon payments (higher than the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur during the Observation Period or if the Final Price is greater than or equal to the Initial Price, you will receive the Principal Amount at maturity plus the final coupon payment.

If the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Price is below the Initial Price, you will lose some or all of your Principal Amount. In that case, even with the coupon payments made on the Notes, your return on the Notes may be negative.

If the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price on any Call Observation Date, your Notes will be automatically called and you will receive a payment equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.

The offering period for the Notes is through June 9, 2015

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, the Final Price, and whether a Trigger Event occurs. Regardless of the Final Price and whether a Trigger Event occurs, you will receive your monthly coupons on each Coupon Payment Date, subject to your Notes being automatically called. If you lose some or all of your Principal Amount, even with the coupon payments made on the Notes, your return on the Notes may be negative.

Information About the Reference Stock

Reference Stock:
Reference Stock Issuer	Ticker Symbol	Relevant Exchange	Initial Price[1]
United States Steel Corporation	X	NYSE

1 The Official Closing Price of the Reference Stock on the Pricing Date.

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HSBC USA Inc.
Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the common stock of United States Steel Corporation (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stock:	The common stock of the following Reference Stock Issuer:

Reference Stock Issuer	Ticker Symbol	Relevant Exchange	Initial Price[1]

United States Steel Corporation	X	NYSE

[1] The Official Closing Price on the Pricing Date.
Trade Date:	June 9, 2015
Pricing Date:	June 9, 2015
Original Issue Date:	June 12, 2015
Final Valuation Date:	June 8, 2016, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be June 13, 2016. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price on any Call Observation Date. If the Notes are automatically called, you will receive a cash payment, per $1,000 in Principal Amount, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 in Principal Amount, we will pay you the Final Settlement Value plus the final coupon payment.
Final Settlement Value:

▶ If a Trigger Event does not occur or if the Final Price is greater than or equal to the Initial Price, a cash payment of $1,000.

▶ If a Trigger Event occurs and the Final Price is less than the Initial Price, the Physical Delivery Amount in shares of the Reference Stock. In such a case, you will lose up to 100% of your Principal Amount.

Physical Delivery Amount:	A number of shares of the Reference Stock calculated by dividing the Principal Amount by the Initial Price of the Reference Stock. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Stock. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Trigger Event:	The Trigger Event occurs if the price of the Reference Stock, as reported on the Relevant Exchange at any time during the regular trading session of that exchange, is below the Trigger Price at any time on any scheduled trading day during the Observation Period.
Trigger Price:	60% of the Initial Price of the Reference Stock.
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Observation Period:	The period from but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.
Call Observation Dates:	December 9, 2015, March 9, 2016, and the Final Valuation Date. The Call Observation Dates are subject to postponement as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	December 14, 2015, March 14, 2016, and the Maturity Date. The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Annual Coupon Rate (payable monthly):	At least 11% per annum or approximately 0.9167% per month (to be determined on the Pricing Date).
Coupon Payment Dates:	Monthly. On the 30th of each month (or the last day of February) during the term of the Notes, commencing on July 30, 2015. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Final Return:	The quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price on the Pricing Date.
Final Price:	The Official Closing Price on the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	The Official Closing Price on any scheduled trading day during the term of the Notes will be the official price of one share on the Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Terms of the Notes—Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40433B2H0/US40433B2H03
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

►	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

►	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

►	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive a cash payment, per $1,000 in Principal Amount, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 in Principal Amount, you will receive a payment equal to the final coupon payment plus the Final Settlement Value determined as follows:

►	If a Trigger Event does not occur, or if the Final Price is greater than or equal to the Initial Price, a cash amount equal to the Principal Amount.

►	If a Trigger Event occurs and the Final Price is less than the Initial Price, the Physical Delivery Amount in shares of the Reference Stock. In such a case, you will lose up to 100% of your Principal Amount.

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Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 in Principal Amount, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by 12. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement.

The Annual Coupon Rate will be at least 11% per annum, to be determined on the Pricing Date, and to be paid in equal monthly installments.

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You believe that the Official Closing Price of the Reference Stock will not be below the Trigger Price during the Observation Period or that the Final Price will not be below the Initial Price.

►	You are willing to receive shares of the Reference Stock as payment on the Notes if a Trigger Event occurs and the Final Price is below the Initial Price.

►	You are willing to make an investment that is potentially exposed to downside performance of the Reference Stock on a 1-to-1 basis.

►	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price.

►	You are willing to be exposed to the possibility of early redemption.

►	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

►	You are willing to forgo dividends or other distributions paid to holders of the Reference Stock.

►	You are willing to hold the Notes to maturity.

►	You do not seek an investment for which there will be an active secondary market.

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You believe that the Official Closing Price of the Reference Stock will be below the Trigger Price during the Observation Period and the Final Price will be below the Initial Price.

►	You are unwilling to receive shares of the Reference Stock as payment on the Notes if a Trigger Event occurs and the Final Price is below the Initial Price.

►	You are unwilling to make an investment that is potentially exposed to downside performance of the Reference Stock on a 1-to-1 basis.

►	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

►	You are unwilling to be exposed to the possibility of early redemption.

►	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

►	You prefer to receive the dividends or other distributions paid on the Reference Stock.

►	You prefer a product that provides upside participation in the Reference Stock, as opposed to the coupon being offered with respect to your Notes.

►	You seek an investment for which there will be an active secondary market.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Stock. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

►	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called, if a Trigger Event occurs during the Observation Period, and if the Final Price is less than the Initial Price, we will pay you shares of the Reference Stock. In that case, the Payment at Maturity is expected to be worth less than the Principal Amount and you could lose all of your Principal Amount if the Final Price of the Reference Stock falls to zero. In that case, even with the coupon payments paid on the Notes, your return on the Notes may be negative.

You will not participate in any appreciation in the price of the Reference Stock.

The Notes will not pay more than the Principal Amount, plus the coupon payments, at maturity or if the Notes are automatically called. Even if the Final Return of the Reference Stock is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of the Reference Stock. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus the coupon payments. Under no circumstances, regardless of the extent to which the price of the Reference Stock appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Reference Stock.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The protection provided by the Trigger Price may terminate at any time during the Observation Period.

If a Trigger Event has not occurred, you will receive at least the principal amount at maturity, even if the Final Price is less than the Initial Price. However, if a Trigger Event occurs at any time on any scheduled trading day during the Observation Period and the Final Price is less than the Initial Price, the value of the shares that you receive will result in a 1% decrease of your principal amount for every 1% that the Final Price is less than the Initial Price.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Reference Stock after the Final Valuation Date.

If a Trigger Event occurs and the Final Price is less than the Initial Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Reference Stock. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Stock or that there will be liquidity in that trading market.

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The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately two months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

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Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of the Reference Stock relative to the Initial Price. We cannot predict the price of the Reference Stock at any time during the Observation Period, including on a Call Observation Date or on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stock or return on the Notes. The Final Settlement Value may be worth less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and the following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Reference Stock’s Final Returns from -100% to +100%, assuming that the Notes are not called prior to maturity. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

►	Principal Amount:	$1,000
►	Trigger Price:	60% of the Initial Price
►	Hypothetical Annual Coupon Rate (payable monthly):	11% per annum, to be paid at approximately 0.9167% of the Principal Amount per month (the actual Annual Coupon Rate will be determined on the Pricing Date)
►	Hypothetical Initial Price:	$100

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Reference Stock’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payments on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payments on the Notes	Hypothetical Total Return on the Notes
100.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
90.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
80.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
70.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
60.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
50.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
40.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
30.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
20.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
10.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
0.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$1,000	$1,110.00	11.00%
-10.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$900*	$1,010.00	1.00%
-20.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$800*	$910.00	-9.00%
-30.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$700*	$810.00	-19.00%
-40.00%	$110.00	$1,000	$1,110.00	11.00%	$110.00	$600*	$710.00	-29.00%
-50.00%	N/A	N/A	N/A	N/A	$110.00	$500*	$610.00	-39.00%
-60.00%	N/A	N/A	N/A	N/A	$110.00	$400*	$510.00	-49.00%
-70.00%	N/A	N/A	N/A	N/A	$110.00	$300*	$410.00	-59.00%
-80.00%	N/A	N/A	N/A	N/A	$110.00	$200*	$310.00	-69.00%
-90.00%	N/A	N/A	N/A	N/A	$110.00	$100*	$210.00	-79.00%
-100.00%	N/A	N/A	N/A	N/A	$110.00	$0*	$110.00	-89.00%

1 The price of the Reference Stock never falls below the Trigger Price at any time on any scheduled trading day during the Observation Period.

2 The price of the Reference Stock falls below the Trigger Price at certain time on a scheduled trading day during the Observation Period.

3 The hypothetical Annual Coupon Rate is 11.00% and if the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $110.00 per $1,000 in Principal Amount, with coupon payments of approximately $9.1667 made on each Coupon Payment Date.

* If a Trigger Event occurs and the Final Price is less than the Initial Price, we will pay you 10 shares of the Reference Stock. The value of the 10 shares is based on the Final Price of the Reference Stock.

FWP-12

Hypothetical Examples of the Final Settlement Value

The three examples below set forth examples of hypothetical Final Settlement Values based on the following assumptions:

►	Principal Amount of Notes:	$1,000
►	Trigger Price:	60% of the Initial Price of the Reference Stock
►	Hypothetical Annual Coupon Rate (payable monthly):	11.00% per annum, to be paid at approximately 0.9167% per month (the actual Annual Coupon Rate will be determined on the Pricing Date)
►	Hypothetical Initial Price:	$100

The actual Initial Price will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments monthly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, if applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Reference Stock. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Reference Stock will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs.

Reference Stock	Initial Price	Final Price
X	$100.00	$40.00 (40.00% of Initial Price)

Since the Final Price of the Reference Stock is below the Trigger Price during the Observation Period, a Trigger Event occurs.

Therefore, the Final Return of the Reference Stock =

Final Price – Initial Price
Initial Price

= ($40.00 – $100.00) / $100.00= -60.00%

Final Settlement Value = Principal Amount/Initial Price of the Reference Stock.

= $1,000/$100 = 10 shares of the Reference Stock

The value of these shares based on the Final Price of the Reference Stock is $400. Therefore, with the total coupon payments of $110.00 over the term of the Notes, the total value of shares and coupon payment on the Notes is $510.00.

Example 2: The Notes are not automatically called and a Trigger Event occurs.

Reference Stock	Initial Price	Final Price
X	$100.00	$90.00 (90.00% of Initial Price)

Since the Final Price of the Reference Stock is below the Trigger Price during the Observation Period, a Trigger Event occurs.

Therefore, the Final Return of the Reference Stock =

Final Price – Initial Price
Initial Price

= ($90.00 – $100.00) / $100.00= -10.00%

Final Settlement Value = Principal Amount/Initial Price of the Reference Stock

= $1,000/$100 = 10 shares of the Reference Stock

The value of these shares based on the Final Price of the Reference Stock is $900. Therefore, with the total coupon payments of $110.00 over the term of the Notes, the total value of shares and coupon payment on the Notes is $1,010.00.

FWP-13

Example 3: The Notes are not automatically called and a Trigger Event does not occur.

Reference Stock	Initial Price	Final Price
X	$100.00	$90.00 (90.00% of Initial Price)

Since a Trigger Event did not occur during the Observation Period and the Final Price of the Reference Stock is not below the Trigger Price, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payments of $110.00 over the term of the Notes, the total payment on the Notes is $1,110.00.

Example 4: The Notes are automatically called on the first Call Observation Date.

Reference Stock	Initial Price	Official Closing Price on the first Call Observation Date
X	$100.00	$110.00 (110.00% of Initial Price)

Since the Official Closing Price of the Reference Stock is above the Initial Price, the Notes are automatically called. Therefore, you would receive on the corresponding Call Payment Date the Principal Amount of $1,000 plus the coupon payment of $9.1667 owed to you on that date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,009.1667. Additionally, with the total coupon payments of $18.3334 for the first two months, the total payment on the Notes is $1,027.50. Once the Notes are automatically called, they will no longer remain outstanding and there will not be any further coupon payments on the Notes.

FWP-14

INFORMATION RELATING TO THE REFERENCE STOCK

Description of United States Steel Corporation

United States Steel Corporation is a steel producer of flat-rolled and tubular products with production operations in North America and Europe. The company uses iron ore and coke as primary raw materials for steel production. Information filed by X with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16811 or its CIK Code: 0001163302.

Historical Performance of United States Steel Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through June 2, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)	Quarter Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	128.30	91.11	126.87	December 30, 2011	29.23	18.85	26.46
June 30, 2008	196.00	122.00	184.78	March 30, 2012	32.52	24.78	29.37
September 30, 2008	180.57	68.63	77.61	June 29, 2012	30.66	17.67	20.60
December 31, 2008	77.92	20.73	37.20	September 28, 2012	23.84	17.81	19.07
March 31, 2009	41.30	16.66	21.13	December 31, 2012	24.78	18.74	23.87
June 30, 2009	43.15	20.18	35.74	March 29, 2013	26.29	19.19	19.50
September 30, 2009	51.65	29.36	44.37	June 28, 2013	19.70	15.80	17.53
December 31, 2009	58.19	33.25	55.12	September 30, 2013	21.68	16.87	20.59
March 31, 2010	66.45	42.33	63.52	December 31, 2013	30.47	20.44	29.50
June 30, 2010	70.95	38.39	38.55	March 31, 2014	31.14	23.32	27.61
September 30, 2010	51.38	36.94	43.84	June 30, 2014	28.80	22.47	26.04
December 31, 2010	59.50	39.78	58.42	September 30, 2014	46.54	25.68	39.17
March 31, 2011	64.02	51.33	53.94	December 31, 2014	41.93	26.01	26.74
June 30, 2011	55.75	40.95	46.04	March 31, 2015	27.49	20.13	24.40
September 30, 2011	47.32	21.73	22.01	June 2, 2015*	27.68	23.20	25.78

* This free writing prospectus includes information for the second calendar quarter of 2015 for the period from April 1, 2015 through June 2, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the Reference Stock from January 1, 2008 through June 2, 2015 based on closing price information from the Bloomberg Professional® service. The closing price of the Reference Stock on June 2, 2015 was $25.78. Past performance of the Reference Stock is not indicative of its future performance.

FWP-15

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated using the actual number of days in the applicable coupon payment period, and on the basis of a 360-day year. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return and whether a Trigger Event occurs, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.60% per $1,000 in Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.10% per $1,000 in Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-59 in the prospectus supplement.

FWP-16

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”), and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Tax Treatment of U.S. Holders – Certain Notes Treated as a Put Option and a Deposit or an Executory Contract – Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the issuer of the Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the Reference Stock and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Stock is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the 11.00% Annual Coupon Rate (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$        Autocallable Yield Notes

June 4, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Stock	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58